Exhibit 99.1

ASSET MANAGEMENT AGREEMENT (the “Agreement”), dated as of _____________, 2014, is entered into by and among NORTHSTAR REALTY FINANCE CORP., a Maryland corporation (“NRF”), and NSAM J-NRF Ltd, a Jersey limited company with registered number and whose registered office address is at 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands (“Asset Manager”). Each capitalized term used in this Agreement shall have the meaning ascribed to such term in Schedule A.

RECITALS

WHEREAS, NRF has spun-off its asset management business concurrent herewith and desires to retain Asset Manager as its exclusive provider of services on the terms and conditions hereinafter set forth, and Asset Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	Duties of Asset Manager.

(a)          NRF hereby appoints Asset Manager to act as its asset manager and attorney-in-fact under the terms of this Agreement. Asset Manager shall provide, either directly or through its Affiliates (“Affiliated Entities”), acquisition, disposition, financing, portfolio management, property management, construction, development, stockholder services, communication, offering, corporate governance, overhead and other administrative services, such as accounting and investor relations, to NRF and its subsidiaries and other similar services as may be agreed to from time to time by the parties in writing (the services to be provided, collectively referred to as the “Services”), including those described on Exhibit A annexed hereto, subject to, in all cases and in every respect, the supervision and management of the board of directors of NRF (the “Board of Directors”) for the period and upon the terms herein set forth, and, without limitation, in accordance with (i) the investment objectives, policies and restrictions from time to time set forth by the Board of Directors and (ii) all applicable federal, state and local laws, rules and regulations. Notwithstanding the foregoing, Asset Manager acknowledges and agrees that NRF will operate its loan origination business for Debt Assets (“Debt Origination Business”) independently of Asset Manager, except and to the extent set forth in the services agreement relating to NRF’s Debt Origination Business entered into between NRF and Asset Manager on or around the date hereof. Asset Manager shall perform the Services during the term and subject to the provisions of this Agreement, either directly or by engaging Affiliated Entities, including but not limited to United States-based Affiliates and third parties. Notwithstanding anything to the contrary contained herein, Asset Manager may not delegate to an unaffiliated third party the responsibility for providing acquisition, disposition, asset management or financing services, without the prior consent of NRF, which consent shall not be unreasonably withheld, conditioned or delayed. Asset Manager shall be responsible for overseeing the Services which it is permitted to delegate hereunder. The parties understand and agree that it is anticipated that NRF may continue to enter into joint venture and partnership arrangements with third parties pursuant to which the joint venturer or partner would perform various Services to NRF or the joint venture or partnership and receive certain fees in connection therewith, with any such arrangements being approved by NRF in accordance herewith and consented to by NSAM, in NSAM’s sole discretion.

(b)          Asset Manager hereby accepts such appointment and agrees, during the term hereof, to render the Services described herein for the compensation provided herein.

(c)          Asset Manager shall for all purposes herein be deemed to be an independent contractor and, except as expressly authorized herein or expressly provided for in investment guidelines approved by the Board of Directors or otherwise approved by the Board of Directors, Asset Manager shall have no authority to act for or represent NRF or any subsidiary in any way or otherwise be deemed an agent of NRF or any subsidiary.

(d)          Asset Manager shall keep and preserve for the period required by NRF (unless otherwise required or appropriate under applicable law, rule or regulation) any books and records relevant to the provision of its Services to NRF; shall maintain all books and records with respect to NRF’s and any subsidiary’s transactions; and shall render to NRF such periodic and special reports as NRF may reasonably request. Asset Manager agrees that all records that it maintains for NRF and any subsidiary are the property of NRF and/or such subsidiary and will surrender promptly to NRF any such records upon NRF’s request, provided that Asset Manager may retain a copy of such records.

2.	Devotion of Time; Additional Activities.

(a)          Asset Manager and its Affiliated Entities may in their sole discretion contract with or be engaged by other parties to provide the same or substantially similar services as set forth herein without notice to or consent of NRF.

(b)          Asset Manager and its Affiliated Entities will provide NRF with appropriate personnel and will provide NRF with executive management team members upon request. Neither Asset Manager nor any of its Affiliated Entities is obligated to dedicate any of its personnel exclusively to NRF, nor is Asset Manager or any of its Affiliated Entities or any of their personnel obligated to dedicate any specific portion of its or their time to NRF.

3.	Payment and Reimbursement of Costs and Expenses.

(a)           In addition to the compensation paid to Asset Manager pursuant to Section 4 below, NRF shall pay for all of its own direct and indirect costs and expenses. Without limiting the foregoing, NRF shall pay or, if applicable, reimburse Asset Manager or its Affiliated Entities, and retain all responsibility for costs and expenses relating to NRF or any of its subsidiaries (even if paid or incurred by Asset Manager or its Affiliated Entities) including, among other things:

(i)          organization and corporate governance;

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(ii)         fees, costs and expenses paid to third party vendors whose services it is customary for asset managers to retain, including lawyers, accountants, brokers, investment bankers, transfer agents, administrators, custodians and other consultants, advisors and agents;

(iii)        fees, and direct and indirect costs and expenses of its officers, employees and directors as well as of its partners and joint venturers, if and as applicable;

(iv)        fees, costs and expenses paid to third parties to which Asset Manager and the Affiliated Entities are permitted to delegate their responsibilities for certain Services hereunder or under the Affiliated Agreements, as the case may be, provided that such fees, costs and expenses are reasonable and customary;

(v)         offerings of equity or other securities;

(vi)         federal, state and foreign registration fees;

(vii)       costs and expenses of registering, selling and listing the capital stock or other securities on any securities exchange;

(viii)      federal, state, local and foreign taxes;

(ix)         costs and expenses of preparing and filing reports or other documents required by the SEC or any other regulator or any other cost and expense of compliance with federal, state or foreign securities laws, or any other applicable law, rule or regulation;

(x)          costs and expenses of any reports, proxy statements or other communications to stockholders, including printing costs and expenses;

(xi)         insurance premiums;

(xii)        costs and expenses of administration, including printing, mailing, telephone, copying, secretarial and other staff, auditors and outside legal costs and expenses; and

(xiii)       all other costs and expenses incurred by NRF in connection with administering and operating the business of NRF or any of its subsidiaries.

(b)          In addition to the above NRF costs and expenses, NRF shall, in Asset Manager’s discretion, reimburse Asset Manager on a quarterly basis for additional costs and expenses incurred by Asset Manager or its Affiliated Entities related to its or their asset management business during such period for an amount (to the extent such amount is above zero dollars) not to exceed the following: (i) 20% of the combined total amount of: (a) NRF’s general and administrative expenses as reported for the calendar quarter on its consolidated financial statements prepared in accordance with U.S. GAAP excluding

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(1) equity-based compensation expenses, (2) non-recurring expenses, (3) compensation payable pursuant to Section 4 or any cash paid in settlement of securities pursuant to Section 3(c)(i) below in the event NRF common stock is not available for issuance under NRF’s equity compensation plan and (4) any allocation of expenses from NSAM (“NRF G&A”) ; and (b) Asset Manager’s and its Affiliated Entities’ general and administrative expenses as reported for the calendar quarter on its consolidated financial statements prepared in accordance with U.S. GAAP, excluding equity-based compensation expenses and adding back any such expenses that are allocated to any other company, fund or vehicle managed by the NSAM Managers; less (ii) the NRF G&A.  In addition, NRF shall pay or, if applicable, reimburse Asset Manager or its Affiliated Entities, and retain all responsibility for all other NRF costs and expenses that are not included in general and administrative expenses as reported on the consolidated financial statements of NRF.

(c)          In addition, NRF shall pay or directly reimburse Asset Manager for:

(i)          50% (or such lesser percentage that the Compensation Committee of the Board of Directors (the “NSAM Compensation Committee”) of Asset Manager’s parent, NorthStar Asset Management Group Inc. (“NSAM”) determines, in its discretion, to be allocable to Services performed by the executives, employees, service providers and staff of Asset Manager (including executives of NSAM), determined by the NSAM Compensation Committee on an individual-by-individual and award-by-award basis) of any long-term bonus or other compensation that the NSAM Compensation Committee determines shall be paid and/or settled in the form of equity and/or equity-based compensation (i.e., phantom equity or restricted stock units (“RSUs”)) (such portion of such equity compensation granted by NRF, the “NRF Equity Compensation”) to executives, employees, service providers and staff of Asset Manager in connection with the performance of Services hereunder. The NRF Equity Compensation may, at the discretion of the NSAM Compensation Committee be granted in shares of NRF restricted stock, RSUs, long-term incentive plan (“LTIP”) units or other applicable form of equity or other stock-based award, provided that if at any time, a sufficient number of shares of NRF common stock are not available for issuance under NRF’s equity compensation plan (as in effect from time-to-time), the NRF Equity Compensation shall be paid in the form of RSUs, LTIP units or such other securities that may be settled by NRF in cash. The NRF Equity Compensation shall be valued on the same basis as the NSAM Compensation Committee has determined to value the corresponding equity compensation of Asset Manager (or NSAM or its other subsidiaries) awarded to its executives, employees, service providers and staff, and shall provide for such terms and conditions as specified by the NSAM Compensation Committee; and

(ii)         such portion of any severance paid by Asset Manager or NSAM or its other subsidiaries pursuant to the terms of any employment, consulting or similar service agreement(s) in effect between such party on the one hand, and any executive, employee or other service provider of Asset Manager (including executives of NSAM) on the other hand, including, without limitation, the Executive Employment Agreement by and between NSAM and each of David T.

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Hamamoto, Albert Tylis, Daniel R. Gilbert, Debra A. Hess and Ronald J. Lieberman (each, a “Service Agreement”) that corresponds to or is attributable to (A) the NRF Equity Compensation, (B) any cash and/or equity compensation paid directly by NRF or its subsidiaries to any such individual as an employee or other service provider of NRF and (C) any amounts paid to any such individual by Asset Manager or NSAM or its other subsidiaries that NRF is obligated to reimburse Asset Manager pursuant to this Agreement; provided that the terms of such Service Agreement related to such severance payments apply in the same manner to compensation described in clauses (A) to (C) above as they do to other similar types of compensation payable by Asset Manager or NSAM or its other subsidiaries.

(d)          In the event (i) there is a change of control at NSAM that results in the acceleration of the vesting of performance-based NRF equity awards granted in accordance with Section 3(c)(i) above (“NRF Accelerated Performance Awards”), (ii) the NRF Accelerated Performance Awards were awarded for the 2015 compensation plan year or thereafter, and (iii) the NRF Accelerated Performance Awards are not reflected in NRF’s Weighted Average Shares outstanding immediately prior to such change of control, Asset Manager or its Affiliates shall be obligated to pay NRF, within 30 days of the happening of the event constituting the change of control and vesting of the NRF Accelerated Performance Awards, an amount in cash equal to the fair market value of the NRF Accelerated Performance Awards at the time of the change of control.

(e)          Costs and expenses incurred or paid by Asset Manager or its Affiliated Entities on behalf of NRF and/or any of its subsidiaries reimbursable pursuant to this Section 3 shall be reimbursed in cash no less than quarterly to Asset Manager. Asset Manager shall prepare a statement documenting the relevant costs and expenses no less than quarterly and shall deliver such statement to NRF within thirty (30) days after the end of each applicable month or quarter, or as soon as practical, as Asset Manager may determine. The NRF Equity Compensation shall be paid or issued (as applicable) directly to the applicable executive, employee or other service provider of Asset Manager, as designated by the NSAM Compensation Committee in its discretion. The portion of any severance reimbursable pursuant to this Section 3 shall be directly payable by NRF when due provided notice of such payment obligation has been provided.

4.	Compensation of Asset Manager.

(a)          NRF agrees to pay, and Asset Manager agrees to accept, the following fees as compensation for the Services provided by Asset Manager hereunder:

(i)          an annual base management fee, calculated and payable quarterly in arrears in cash, equal to the sum of:

(A)         One hundred million dollars ($100,000,000.00);

(B)         an additional annual base management fee calculated and payable quarterly in arrears in cash, equal to the greater of: (a) an annual

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fee of ten million dollars ($10,000,000.00); or (b) for the applicable quarter, the portion of distributable cash flow from NRF’s (or its subsidiaries’) equity interest related to the RXR Asset Management Fee business. The percentage of NRF distributable cash flow related to the RXR Asset Management Fee business will be calculated as a percentage of the gross RXR Asset Management Fees over the total revenue (net of all investment related costs and expenses excluding non-cash and corporate level costs and expenses) generated by RXR Realty LLC (together with its Affiliates, successors and assigns) for the applicable period;

(C)         an additional annual base management fee calculated and payable quarterly in arrears in cash, equal to the greater of: (a) an annual fee of ten million dollars ($10,000,000.00); or (b) for the applicable quarter, the portion of distributable cash flow from NRF's (or its subsidiaries’) equity interest related to Aerium; and

(D)         an additional annual base management fee, calculated and payable quarterly in arrears in cash, equal to one and one-half percent (1.5%) per annum of the sum of (a) the cumulative net proceeds of all common and preferred equity issued by NRF after December 10, 2013; (b) any NRF equity issued in exchange or conversion of exchangeable notes based on the stock price at the date of issuance; (c) any other issuances of common, preferred, or other forms of NRF equity, including but not limited to units in an operating partnership (excluding equity based compensation but including issuances related to an acquisition, investment, joint-venture or partnership); and (d) any cumulative CAD in excess of cumulative distributions paid on common stock, or other equity awards beginning the first full quarter following the effective date of this Agreement through the most recently completed calendar quarter. For purposes of this clause (C) all issuances shall be allocated on a daily weighted average basis during the fiscal quarter of issuances; and

(ii)         an incentive management fee (“Incentive Fee”) calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in cash in an amount, not less than zero, equal to: (A) the product of (a) 15% and (b) CAD before Incentive Fee is paid, divided by the Weighted Average Shares outstanding for the calendar quarter, when such amount is in excess of $0.195 per share but less than $0.225 per share, plus (B) the product of (a) 25% and (b) CAD before Incentive Fee is paid, divided by the Weighted Average Shares for the calendar quarter when such amount is equal to or in excess of $0.225 per share, (C) multiplied by the Weighted Average Shares outstanding for the calendar quarter.

The parties understand and agree that the minimum fees payable pursuant to clauses (i)(B) and (i)(C) of this Section 4(a) shall continue irrespective of whether

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NRF continues to own an interest in RXR Realty LLC or Aerium, as the case may be.

(b)          If NRF at any time subdivides (by any stock split, stock dividend, reclassification, recapitalization or other similar transaction) its common stock into a greater number of shares from and after December 10, 2013, the $0.195 per share and $0.225 per share thresholds set forth in Section 4(a)(ii) be proportionately decreased. If NRF at any time combines (by reverse stock split, reclassification, recapitalization or other similar transaction) its common stock into a smaller number of shares from and after December 10, 2013, such thresholds shall be proportionately increased.

(c)          Base management fees shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of base management fees shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. Asset Manager shall calculate each quarterly installment of base management fees, and deliver such calculation to NRF, within twenty (20) days following the last day of each calendar quarter or as soon as practical. NRF shall pay Asset Manager each installment of base management fees within five (5) Business Days after the date of delivery of such computations to NRF.

(d)          The Incentive Fee shall be payable in cash in arrears in quarterly installments commencing with the quarter in which this Agreement is executed. Asset Manager shall compute each quarterly installment of the Incentive Fee within twenty (20) days after the end of the calendar quarter with respect to which such installment is payable, or as soon as practical. NRF shall pay Asset Manager each installment of the Incentive Fee within five (5) Business Days after the date of delivery of such computation to NRF.

(e)          To the extent NRF, acting through its audit committee or otherwise, adjusts the manner in which it calculates CAD or Weighted Average Shares for NRF reporting purposes in a manner that deviates from the definitions set forth in Schedule A and such adjustment does not result in an adverse impact on the Incentive Fee payable to NSAM, as determined by NSAM in its sole discretion, then NSAM may elect to use the updated CAD or Weighted Average Shares reported by NRF for purposes of calculating the Incentive Fee. Conversely, to the extent any such adjustment by NRF to the manner in which CAD or Weighted Average Shares is calculated for NRF reporting purposes results in an adverse impact on the Incentive Fee payable to NSAM, as determined by NSAM in its sole discretion, then NSAM may elect not to use the updated CAD or Weighted Average Shares reported by NRF for purposes of calculating the Incentive Fee.

5.	Limited Power of Attorney

(a)          NRF does hereby constitute and appoint Asset Manager, in performing its duties under this Agreement, and its successors and assigns, and the officers of the foregoing, as NRF’s true and lawful attorney-in-fact, with full power of substitution, in NRF’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear

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to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to the day-to-day operations of NRF (subject at all times, however, to each and all of the limitations and stipulations set forth herein).

(b)          Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by NRF’s insolvency or dissolution.  However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 12 of this Agreement.

(c)          Nothing herein is meant or shall be claimed, by either party, to confer upon Asset Manager custody, possession or control of or over any of NRF’s assets.

6.           Regulatory Matters.      Asset Manager agrees that at all times it will use commercially reasonable efforts to be in compliance in all material respects with all applicable federal, state, foreign, local and territorial laws governing its operations and investments.

7.	Additional Undertakings; Exclusivity.

(a)          Asset Manager and its Affiliated Entities may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives the same, similar or dissimilar to those of NRF, and nothing in this Agreement shall limit or restrict the right of any director, officer, employee, partner, manager or member of Asset Manager or of its Affiliated Entities to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. Asset Manager assumes no responsibility under this Agreement other than to provide or cause to be provided the Services called for hereunder. It is understood that directors, officers, employees, partners, managers, members and shareholders of NRF or any of its subsidiaries are or may become interested in Asset Manager and its Affiliates, as directors, officers, employees, partners, managers, members, stockholders, or otherwise, and that Asset Manager and directors, officers, employees, partners, managers, members and stockholders of Asset Manager and its Affiliates are or may become similarly interested in NRF or any of its subsidiaries as directors, officers, employees, partners, managers, members, shareholders or otherwise, and persons shall be permitted to hold positions with both NRF, Asset Manager and/or Affiliates of either or both.

(b)          During the term of this Agreement, (i) Asset Manager and its Affiliated Entities shall be the exclusive provider of Services to NRF and its subsidiaries, other than services provided to NRF and/or its subsidiaries by (x) their own officers, directors, partners, employees and agents related to the Debt Origination Business (collectively, “NRF Employees”), as well as any partner or joint venture approved by NRF, on the one hand, and Asset Manager or its Affiliated Entities, on the other hand, in every case in the

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sole discretion of Asset Manager and its Affiliated Entities, (y) any third parties that are providing such services as of the date hereof and (z) any third party delegates of Asset Manager as Asset Manager may appoint from time to time in accordance with the terms of this Agreement and (ii) NRF and its subsidiaries shall not employ or contract with any other third party (other than NRF Employees related to the Debt Origination Business) to provide the same or substantially similar services as provided by Asset Manager and its Affiliated Entities without the prior written consent of Asset Manager, which may be withheld by Asset Manager in its sole discretion.

(c)          If NRF spins-off any assets or entities in the future, NRF agrees to cause the resulting entity or entities to enter into a substantially similar asset management agreement with Asset Manager providing for both a base management fee and an Incentive Fee, in each case as determined in Asset Manager’s discretion taking into account the nature of the assets involved, the primary services of Asset Manager expected to be utilized by the new company and the expenses associated with managing the new company on a standalone basis. The parties understand and agree that the aggregate base management fee in place immediately after any such spin-off will not be less than the aggregate base management fee in place at NRF immediately prior to such spin-off. Furthermore, the Incentive Fee shall be adjusted for NRF and established for the newly created entity at the discretion of Asset Manager in a manner reasonably consistent with the Incentive Fee description provided herein, with consideration of the factors described above. In addition, the reimbursement of NRF G&A as provided herein shall also be adjusted for NRF and established for the newly created entity at the discretion of Asset Manager in a manner reasonably consistent with the reimbursement provisions provided herein, with consideration of the factors described above.

(d)          To the extent NRF engages in crowd funding activities on its own behalf or on behalf of others, it will negotiate in good faith with Asset Manager to utilize the services of Asset Manager and its Affiliated Entities and to pay Asset Manager competitive compensation for its services, as may be mutually agreed to by the parties.

8.	Limitation of Liability of Asset Manager; Indemnification.

(a)          Asset Manager, its Affiliated Entities and their directors, officers, employees, partners, managers, members, controlling persons, and any other person affiliated with Asset Manager and/or its Affiliated Entities (each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) shall not be liable to NRF, its directors, officers, employees, partners, managers, members, controlling persons and any other person or entity affiliated with NRF (collectively, “NRF Parties”) for any action taken or omitted to be taken by the Indemnified Parties in connection with the performance of the Services and of any of Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of NRF or any of its subsidiaries, with respect to the receipt of compensation for Services, and NRF shall indemnify, defend and protect Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other

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proceeding (including an action or suit by or in the right of NRF, its shareholders or its subsidiaries) arising out of, in connection with or otherwise based upon the performance of any of Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of NRF or any of its subsidiaries. Notwithstanding the preceding sentence, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to NRF, its shareholders or the NRF Parties, to which the Indemnified Parties would otherwise be subject by reason of gross negligence, willful misfeasance or bad faith in the performance of their duties.

(b)          In the event that any Indemnified Party receives notice of commencement of any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with such Indemnified Party’s duties hereunder (or under the Affiliated Agreements, as the case may be), such Indemnified Party will promptly notify NRF of the commencement thereof; provided, however, that failure to give such notice shall not relieve NRF of its obligations under this Section 8 except to the extent it shall have been materially prejudiced by such failure and then only to the extent of such prejudice. In case any such action is brought against any Indemnified Party, and it notifies NRF of the commencement thereof, NRF will be entitled to, to the extent it may wish, jointly with any of the NRF Parties similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve NRF of the obligation to reimburse the Indemnified Party for reasonable legal and other costs and expenses incurred by such Indemnified Party in defending itself. NRF shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of NRF. NRF may not unreasonably withhold or deny its consent to any settlement of any claim, suit, action, proceeding or investigation which may be covered hereunder.

(c)          In the event that any Indemnified Party becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with its duties hereunder (or under the Affiliated Agreements, as the case may be), NRF will periodically reimburse such Indemnified Party for its reasonable legal and other costs and expenses (including the cost and expense of any investigation and preparation) incurred in connection therewith, no later than 30 days after receiving evidence of such costs and expenses; provided, however, that prior to any such advancement of costs and expenses (i) such Indemnified Party shall provide NRF with an undertaking to promptly repay NRF the amount of any such costs and expenses paid to it if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by NRF as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Indemnified Party shall provide NRF with a written affirmation that such Indemnified Party in good faith believes that it has met the standard of conduct necessary for indemnification hereunder.

9.	Duties With Respect to Investment Opportunities.

(a)          NRF shall be obligated, as part of the consideration for the Services being provided by Asset Manager and its Affiliated Entities, to make available to Asset Manager (for allocation among the NSAM Managers and Affiliated Entities) all

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investment opportunities for the acquisition or origination of Real Estate Assets that are presented to, or sourced by, employees of NRF or its subsidiaries, or of which any employee of NRF or its subsidiaries becomes aware (“Investment Opportunities”).

(b)          With respect to all Debt Assets which it sources and makes available to Asset Manager (for allocation among the NSAM Managers and Affiliated Entities) under clause (a) above, NRF will be entitled to fair and reasonable compensation for its services in connection with such Debt Assets, except that nothing herein shall be construed as entitling NRF to receive any portion of any acquisition fees received by any of the NSAM Managers from any of their respective Managed Entities.

(c)          Asset Manager shall form an investment committee (the “Investment Committee”) that shall review the Investment Opportunities and use its commercially reasonable efforts to fairly allocate such Investment Opportunities among Affiliated Entities and among the NSAM Managers, including Asset Manager, for the benefit of Managed Entities, including NRF. The Investment Committee will allocate Investment Opportunities in accordance with an allocation policy, set forth on Exhibit B, established by Asset Manager and adopted by each of the NSAM Managers. Changes to the allocation policy that could adversely impact the allocation of Investment Opportunities to NRF in any material respect may be proposed by Asset Manager and must be approved by the Board of Directors.

(d)          It is further acknowledged by NRF that the decision of how any potential Investment Opportunities should be allocated may in many cases be a matter of highly subjective judgment which will be made by the Investment Committee in its sole discretion. Asset Manager may from time to time increase or decrease the number of members of the Investment Committee, or replace members of the Investment Committee, in its sole discretion. It is further acknowledged by NRF that certain types of Investment Opportunities may not enter the allocation process because of special or unique circumstances related to the Real Estate Asset or the seller of the Real Estate Asset, among other things, that in the judgment of the Investment Committee do not fall within the investment objectives or mandate of any particular Managed Entity, including NRF or another Affiliated Entity. In these cases, the investment may be made by another Managed Entity or by Asset Manager or one of its Affiliated Entities without NRF having an opportunity to make such investment.

10.          No Joint Venture.   Nothing in this Agreement shall be construed to make NRF and Asset Manager or any of its Affiliated Entities partners or joint venturers or impose any liability as such on any of them.

11.          Term.   Subject to Section 12, this Agreement shall be in effect from the date hereof through the twentieth anniversary of the date hereof (the “Initial Term”) and shall be automatically renewed for an additional twenty-year term on each anniversary of such twentieth anniversary date (each, a “Renewal Term”).

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12.	Termination for Cause.

(a)          NRF may terminate this Agreement, effective upon 60 days’ prior written notice of termination from the Board of Directors to Asset Manager if (i) Asset Manager engages in any act of fraud, misappropriation of funds, or embezzlement against NRF or any of its subsidiaries; (ii) Asset Manager breaches, in bad faith, any provision of this Agreement or there is an event of gross negligence on the part of Asset Manager in the performance of its duties under this Agreement and, in each case if it has a Material Adverse Effect on NRF and, with respect to a breach in bad faith or gross negligence, if the effects of such breach in bad faith or gross negligence can be reversed, such effects are not reversed within a period of 60 days (or 90 days if Asset Manager takes steps to reverse such effects within 30 days of written notice); (iii) there is a commencement of any proceeding relating to Asset Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or Asset Manager authorizing or filing a voluntary bankruptcy petition that is not dismissed in 60 days; (iv) there is a dissolution of Asset Manager; or (v) unless the Board of Directors determines that qualification for taxation as a REIT under the U.S. federal income tax laws is no longer desirable, there is a determination by a court of competent jurisdiction, in a non-appealable binding order, or the Internal Revenue Service, in a closing agreement made under section 7121 of the Code, that a provision of this Agreement caused or will cause NRF to fail to satisfy a requirement for qualification as a REIT and, within 60 days of such determination, Asset Manager has not agreed to amend or modify this Agreement in a manner that would allow NRF to qualify as a REIT. Notwithstanding the foregoing, if Asset Manager assigns the Agreement to an Affiliate or a permitted assignee, the events in (iii) and (iv) with respect to such assignee shall not constitute grounds for termination by NRF.

(b)          Asset Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to NRF in the event that NRF shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 60 days (or 90 days if NRF takes steps to cure such breach within 30 days of the written notice) after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period). In the event that this Agreement is terminated pursuant to this Section 12(b), Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost future profits and business in the future.

13.          Action Upon Termination.   From and after the effective date of termination of this Agreement, pursuant to Section 12 of this Agreement, Asset Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, Asset Manager shall deliver to the Board of Directors all property and documents of NRF and its subsidiaries then in the custody of Asset Manager and Asset Manager shall cooperate with NRF, at NRF’s cost and expense, to provide an orderly transition of its advisory and asset management functions.

14.         Bank Accounts.   Asset Manager may establish and maintain one or more bank accounts in the name of NRF or its subsidiaries and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of

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NRF or its subsidiaries, under such terms and conditions as the Board of Directors may approve, provided that no funds shall be commingled with the funds of Asset Manager. Asset Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of NRF. Any such bank shall be a “qualified custodian” as defined in Rule 206(4)-2 under the Advisers Act.

15.         Other Services.  If (i) NRF requests that Asset Manager or any officer or employee thereof render services for NRF other than as set forth in this Agreement; or (ii) there are changes to the regulatory environment in which Asset Manager or NRF operates that would increase significantly the level of services performed such that the costs and expenses borne by Asset Manager for which Asset Manager is not entitled to separate reimbursement for personnel and related employment direct costs and expenses and overhead under Section 3 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are reasonably agreed by Asset Manager and NRF.

16.	Assignment.

(a)          The Agreement may not be assigned (within the meaning of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) without the consent of the parties hereto.

(b)          Notwithstanding the foregoing, to the extent either party proposes, or any action is taken by either party that could be deemed an assignment of this Agreement as defined under the Advisers Act (an “Advisers Act Assignment”), both parties agree to consider such assignment in good faith and to not unreasonably withhold, condition or delay such consent. The parties would anticipate that consent would be granted in the event of a proposed Advisers Act Assignment to a party with expertise in commercial real estate and, together with its Affiliates, over $10 billion of assets under management. Both parties acknowledge that time is of the essence with respect to the consideration of any Advisers Act Assignment and each party shall: (a) respond to the party seeking consent of such assignment within 10 days of notification of an Advisers Act Assignment (the “Notification Period”) by the party seeking consent thereto; and (b) provide such consent or set forth the reasons why such consent shall not be given. To the extent the party whose consent is sought with respect to any Advisers Act Assignment fails to respond to the party seeking consent for said Advisers Act Assignment within the Notification Period, the consent of the party failing to respond shall be deemed to have been granted. The parties understand and agree that the terms of this Section 16(b) are material terms hereof and the Asset Manager would not have entered into this Agreement but for the benefit of such provisions.

(c)          Asset Manager may, at no additional cost or expense to NRF, obtain information and assistance for the account of NRF, without NRF’s consent. Such assistance may include the hiring of one or more entities, including Affiliated Entities, to provide sub-advisory services. A sub-adviser shall have all of the rights and powers of Asset Manager set forth in this Agreement, and Asset Manager shall be as fully responsible to NRF’s accounts for the acts and omissions of the sub-adviser as it is for its own acts and omissions.

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(d)          Notwithstanding the foregoing or anything else contained herein to the contrary, to the maximum extent permitted by law, in connection with any merger, sale of all or substantially all of the assets, change of control, reorganization, consolidation or any similar transaction of either party hereto, directly or indirectly, the surviving entity will succeed to the terms of this Agreement.

17.	Representations and Warranties.

(a)          NRF hereby makes the following representations and warranties to Asset Manager, all of which shall survive the execution and delivery of this Agreement:

(i)          NRF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. NRF has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder;

(ii)         The execution, delivery, and performance of this Agreement by NRF have been duly authorized by all necessary action on the part of the NRF;

(iii)        This Agreement constitutes a legal, valid, and binding agreement of NRF enforceable against NRF in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance’;

(iv)        NRF is a publicly traded company with over $10.0 billion of assets under management as of the date hereof and is entering into this Agreement with the approval of its Board of Directors, including a majority of its disinterested directors, and with full knowledge and understanding of the consequences of its execution and believes that it is receiving full and valuable consideration hereunder and that it is in its best interests to enter into his Agreement; and

(b)          Asset Manager hereby makes the following representations and warranties to NRF, all of which shall survive the execution and delivery of this Agreement:

(i)          Asset Manager is a limited company duly organized, validly existing and in good standing under the laws of Jersey. Asset Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of NRF (which it shall do promptly after being required to do so);

(ii)         The execution, delivery, and performance of this Agreement by Asset Manager have been duly authorized by all necessary action on the part of Asset Manager;

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(iii)        This Agreement constitutes a legal, valid, and binding agreement of Asset Manager enforceable against Asset Manager in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance; and

(c)          Each party will promptly inform the other party if any of the representations herein ceases to be true.

18.          Additional Covenants of Asset Manager.

(a)          Asset Manager agrees to provide the Services hereunder in such a manner as to seek to avoid causing NRF to fail to qualify for taxation as a REIT under the U.S. federal income tax laws, unless the Board of Directors determines that such qualification is no longer desirable. In the event that the provision of Services hereunder would cause NRF to fail to qualify for taxation as a REIT, such Services shall be modified to the extent reasonably practical and only to the minimum extent necessary to preserve provision of the Services and qualification as a REIT, in all cases, unless the Board of Directors determine that such qualification is no longer necessary.

(b)          Asset Manager agrees to provide the services hereunder in such a manner as to seek to avoid causing NRF to be required to register as an investment company under the Investment Company Act of 1940, as amended.

(c)          Asset Manager agrees and acknowledges that it is providing the Services hereunder subject to the direction, supervision, oversight and control of the Board of Directors.

19.         Additional Covenants of NRF.

(a)          NRF hereby agrees that, in consideration of the Services to be provided hereunder, for so long as this Agreement is in effect, Asset Manager or one of its Affiliates (including NSAM) shall have the right to (a) designate one (1) individual to serve as a non-voting observer of the Board of Directors and each committee thereof (the “Observer”), (b) remove such individual as the Observer at any time and (c) appoint a successor to such Observer in the event that the current Observer resigns or is removed by Asset Manager or its Affiliate as the Observer. In the event that the individual designated by Asset Manager or one of its Affiliates to serve as the Observer is unable to attend any meeting of the Board of Directors or any committee thereof for any reason, Asset Manager or its Affiliate, as the case may be, shall be permitted to designate another individual to serve as the Observer at such meeting. NRF further covenants and agrees to provide the Observer with copies of all notices, written correspondence, board materials and other documents provided to the Board of Directors and each committee thereof at substantially the same time as provided to the Board of Directors or the members of the relevant committee thereof; provided, that NRF reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if a conflict of interest exists because the Board of Directors plans to discuss a matter

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involving Asset Manager or its Affiliates, on the one hand, and NRF or its Affiliates, on the other hand, or if access to such information or attendance at such meeting would reasonably likely adversely affect the attorney-client privilege between NRF and its counsel or result in the disclosure of trade secrets.

(b)          NRF hereby further agrees that, in consideration of the Services to be provided hereunder, for so long as this Agreement is in effect, NRF will provide distribution support for, and enter into a distribution support agreement with, any public non-traded vehicles sponsored by NSAM, which would include purchasing up to an aggregate of $10,000,000 in shares of common stock in such public non-traded vehicle; provided, however, that (i) any distribution support obligations undertaken by NRF do not differ materially from NRF’s past practices of providing distribution support to the NorthStar Non-Traded REITs and (ii) NRF shall not be required to enter into more than five (5) distribution support agreements during any twelve (12) month period.

(c)          NRF hereby further agrees that it will not directly or indirectly enter into a merger, sale of all or substantially all of its assets, change of control, reorganization, consolidation or any similar transaction, unless the party assuming control or otherwise entering into the transaction with NRF or its Affiliates agrees in writing, in a form satisfactory to the Asset Manager, to succeed to this Agreement and otherwise assume the obligations and liabilities under this Agreement.

20.         Confidentiality.   Each party shall keep confidential any and all information obtained by it in connection with this Agreement and provision of the Services and shall not disclose any such information (or use the same except in furtherance of its duties and obligations under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the board of directors of the applicable party; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of business; (iv) to third parties who agree to keep such information confidential by contract or by professional or ethical duty and who need to know such information to perform services or to evaluate a prospective transaction; (v) to governmental officials having jurisdiction over the applicable party; (vi) in connection with any governmental or regulatory filings of the applicable party, or disclosure or presentations to such party’s investors; (vii) as required by law or legal process to which a party or any person to whom disclosure is permitted hereunder is subject; or (viii) to the extent such information is otherwise publicly available through the actions of a person other than the party not resulting from the party’s violation of this Section 20. The provisions of this Section 20 shall survive the expiration or earlier termination of this Agreement for a period of one year.

21.         Use of Name.   NRF agrees that Asset Manager and its Affiliated Entities may identify NRF by name in its or their current client list. Such list may be disclosed to third parties.

22.         Notices.   Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the addresses set forth herein (or such other address as a party may identify to the other party from time to time). All notices shall be effective upon receipt.

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If to NRF:	NorthStar Realty Finance Corp.
399 Park Avenue
18th Floor
New York, New York 10022
Attention: General Counsel

If to Asset Manager:	NSAM J-NRF Ltd
c/o NSAM Luxembourg S.à r.l.
6ème étage, 6A route de Trèves
L-2633 Senningerberg
Grand-Duchy of Luxembourg
Attention: General Counsel

23.         Amendments.  This Agreement may be amended or modified only by mutual consent of the parties in writing.

24.          Entire Agreement; Governing Law.   This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York.

25.         Severability.  Each provision of this Agreement shall be considered separate from the others and, if for any reason, any provision or its application is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then such invalid, illegal or unenforceable provision shall not impair the operation of or affect any other provisions of this Agreement, and either (a) such invalid, illegal or unenforceable provision shall be construed and enforced to the maximum extent legally permissible or (b) the parties shall substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision with a substantially similar effect and intent.

26.         Force Majeure.   No party to this Agreement will be responsible for nonperformance resulting from acts beyond the reasonable control of such party; provided that such party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch as soon as such causes are removed.

27.         Waiver.   Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28.         Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears

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thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

29.         Headings.   The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

30.         Binding Effect; Benefit.   This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and to their respective successors and assigns.

31.         Miscellaneous.  It is understood that certain provisions of this Agreement may serve to limit the potential liability of Asset Manager. NRF has had the opportunity to consult with Asset Manager as well as, if desired, its professional advisors and legal counsel as to the effect of these provisions. It is further understood that certain applicable laws including, but not limited to, the Advisers Act may impose liability or allow for legal remedies even where Asset Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation of any rights which may not be limited or waived in accordance with applicable law.

32.         Arbitration.  Notwithstanding anything herein to the contrary, including the parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section 33, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the American Arbitration Association (“AAA”) before three (3) qualified arbitrators, one (1) selected by each party and one (1) selected by both parties. The arbitration shall be administered by AAA under its Commercial Arbitration Rules and Mediation Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 32 shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that this Agreement is terminated pursuant to this Section 32, Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future.

(a)          Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist on the effective date of this Agreement.

(b)          The parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction.

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(c)          The arbitrators may issue awards for all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future.

(d)          Any party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.

(e)          The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement.

(f)          The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All parties shall bear their own attorneys’ fees during the arbitration. The prevailing party on substantially all of its claims shall be repaid all of such costs and expenses by the non-prevailing party within ten (10) days after receiving notice of the arbitrator’s decision.

33.         Submission to Jurisdiction; Consent to Service of Process.    Subject to Section 32 hereof, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 32 hereof, the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the party’s address set forth in Section 22 of this Agreement or to such other address to which the party shall have given written notice to the other party. The parties agree that such service shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Nothing in this Section 33 shall affect the right of the parties to serve process in any manner permitted by law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

NORTHSTAR REALTY FINANCE CORP.

By:
Name:
Title:

NSAM J-NRF LTD

By:
Name:
Title:

SCHEDULE A

For purposes of this Agreement, the following terms shall have the definitions indicated below:

“AAA” has the meaning set forth in Section 32.

“Advisers Act” has the meaning set forth in Section 16(a).

“Advisers Act Assignment” has the meaning set forth in Section 16(b).

“Aerium” means Aerium Holdings S.A., a public limited liability company (société anonyme) organized and established under the laws of Luxembourg, and Sweetfairy Holdings Ltd., a limited liability company organized under the laws of Cyprus (together with their respective Affiliates, successors or assigns), collectively.

“Affiliate” means, with respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, none of the Managed Entities shall be considered an Affiliate of NSAM Parent or its Affiliates.

“Affiliated Agreements” means any agreement entered into by an Affiliated Entity with respect to duties that are permitted to be delegated by Asset Manager under this Agreement.

“Affiliated Entities” has the meaning set forth in Section 1(a).

“Agreement” has the meaning set forth in the preamble.

“Asset Manager” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in Section 1(a).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Cash Available for Distribution” or “CAD” shall mean net income (loss) attributable to common stockholders in NRF, adjusted by adding (or subtracting) non-controlling interests attributable to an NRF operating partnership, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow

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related to CDO equity interests; accretion of unconsolidated CDO bond discounts; non-cash net interest income in consolidated CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain CDOs. These items, if applicable, include any adjustments for unconsolidated ventures. The definition of CAD may be adjusted from time to time for NRF reporting purposes in the discretion of NRF, acting through its audit committee or otherwise. “CDO” means collateralized debt obligations.

“Charter” has the meaning set forth in Exhibit A.

“CMBS” means commercial mortgage-backed securities.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Debt Assets” means the following asset classes: (A) first mortgage loans, (B) subordinate mortgage interests, (C) mezzanine loans and (D) preferred equity investments, in each case relating to commercial real estate.

“Debt Origination Business” has the meaning set forth in Section 1(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Incentive Fee” has the meaning set forth in Section 4(a)(ii).

“Indemnified Parties” has the meaning set forth in Section 8(a).

“Initial Term” has the meaning set forth in Section 11.

“Investment Committee” has the meaning set forth in Section 9(c).

“Investment Opportunities” has the meaning set forth in Section 9(a).

“LTIP” has the meaning set forth in Section 3(c)(i).

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“Managed Entities” means NRF and all other entities that have entered into an asset management agreement or a similar investment advisory contract with NSAM or one or more of its subsidiaries.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, financial condition and assets of NRF and its subsidiaries, taken as a whole. The parties understand and agree that the following, either alone or in combination, shall be excluded from consideration when evaluating the existence of a Material Adverse Effect: (i) changes or effects in the general economic conditions; (ii) changes or effects in general market conditions, including the securities, credit or financial markets; (iii) fluctuations in the market value of common stock (or other debt or equity securities) on the New York Stock Exchange, any other market or otherwise; (iv) changes in GAAP; (v) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which NRF operates; (vi) any failure by NRF to meet internal projections, plans or forecasts for any period; (vii) changes or effects that directly arise out of or are directly attributable to the negotiation, execution, public announcement or performance of this Agreement or the compliance with the provisions hereof; (viii) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; and (ix) the effects of earthquakes, hurricanes or other natural disasters.

“NorthStar Non-Traded REITs” means NorthStar Real Estate Income Trust, Inc., NorthStar Healthcare Income, Inc. and NorthStar Real Estate Income II, Inc.

“Notification Period” has the meaning set forth in Section 16(b).

“NRF” has the meaning set forth in the preamble.

“NRF Employees” has the meaning set forth in Section 7(b).

“NRF Equity Compensation” has the meaning set forth in Section 3(c)(i).

“NRF G&A” has the meaning set forth in Section 3(b).

“NRF Parties” has the meaning set forth in Section 8(a).

“NRF Accelerated Performance Awards” has the meaning set forth in Section 3(d).

“NSAM” has the meaning set forth in Section 3(c)(i).

“NSAM Compensation Committee” has the meaning set forth in Section 3(c)(i).

“NSAM Managers” means Asset Manager and any of its Affiliated Entities that serve as asset managers to one or more Managed Entities.

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“Observer” has the meaning set forth in Section 19(a).

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Real Estate Assets” means the following asset classes: (A) first mortgage loans, (B) subordinate mortgage interests, (C) mezzanine loans, (D) preferred equity investments relating to commercial real estate, (E) credit tenant leases and term loans relating to commercial real estate, (F) manufactured housing communities, (G) healthcare real estate, including but not limited to independent living, assisted living and skilled nursing facilities, (H) net lease properties relating to commercial real estate, including office, retail and industrial facilities, (I) multifamily and other similar real estate assets, (J) hotels, (K) other commercial properties, (L) land, (M) indirect interests in commercial real estate through investments in private equity real estate funds and non-traded real estate investment trusts and other entities holding interests in real estate, (N) commercial real estate securities including CMBS and third–party CDO notes and (O) any other real estate or real estate related assets or investments as may be agreed to by the parties.

“REIT” means any entity that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes.

“Renewal Term” has the meaning set forth in Section 11.

“RSUs” has the meaning set forth in Section 3(c)(i).

“Rules” has the meaning set forth in Section 32.

“RXR Asset Management Fee” shall mean asset management fees, non-traded REIT and similar sponsored vehicle fees and compensation, property management fees, leasing commissions, construction and development fees, incentive fees, promotes and profits interest, and any other fee related revenue of RXR Realty LLC and its Affiliates (as well as their respective successors and assigns).

“SEC” means the United States Securities and Exchange Commission.

“Service Agreement” has the meaning set forth in Section 3(c)(ii).

“Services” has the meaning set forth in Section 1(a).

“Weighted Average Shares” shall mean, for the applicable period, the number of shares of common stock and LTIPs, or other equity-based awards, excluding restricted stock units, or any other equity based awards that are subject to performance metrics that are not currently achieved, outstanding on a daily weighted average basis during such period. This calculation is intended to result in the identical number of weighted average shares that NRF uses in calculating its reported CAD per share for the applicable calendar quarter, in connection with calculating and reporting CAD for such applicable period.

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EXHIBIT A

DUTIES OF Asset manager

Asset Manager is responsible, either directly or, to the extent permitted under the Agreement and as determined to be appropriate by Asset Manager, by engaging Affiliated Entities or third parties, for managing, operating, directing and supervising the operations and administration of NRF, its subsidiaries and the Real Estate Assets (other than with respect to NRF’s Debt Origination Business), subject in all circumstances and in every respect to the direction, supervision, oversight and control of the Board of Directors. Asset Manager undertakes to use its commercially reasonable efforts to implement its allocation policy and present to NRF and its subsidiaries potential suitable Investment Opportunities consistent with the investment objectives and policies of NRF and its subsidiaries, as determined and adopted from time to time by the Board of Directors, after taking into consideration the Investment Opportunities sourced by and allocated to NRF pursuant to Section 9 hereof. Asset Manager will make investment decisions on behalf of NRF, subject to the limitations in the articles of incorporation of NRF, as amended from time to time (hereinafter the “Charter”). Subject to the limitations set forth in this Agreement, and the continuing and exclusive authority of the Board of Directors over the management of NRF, Asset Manager may, either directly or, to the extent permitted under the Agreement and as determined to be appropriate by Asset Manager, by engaging Affiliated Entities or third parties, perform the following duties, as may be applicable as determined by Asset Manager:

1.	Acquisition Services.

(i)          Serve as NRF’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with NRF’s Real Estate Assets and investment objectives and policies;

(ii)         Monitor NRF’s investments in Real Estate Assets and the nature and timing of changes therein and the manner of implementing such changes (including through the sale or purchase of Real Estate Assets);

(iii)        Review all Investment Opportunities sourced by NRF and referred to Asset Manager pursuant to Section 9 hereof, and allocate those opportunities among Affiliated Entities and among the NSAM Managers, including Asset Manager, for the acquisition or origination by one or more Managed Entities, including NRF, in accordance with Asset Manager’s allocation policy, as such may be modified or amended form time to time, and in a fair and reasonable manner;

(iv)         (a) locate, analyze and select potential Real Estate Assets compatible with its obligations pursuant to Section 9 hereof and the investment objectives and policies of NRF; (b) structure and negotiate the terms and conditions of transactions pursuant to which investment in the Real Estate Assets will be made; and (c) acquire Real Estate Assets on behalf of NRF and its subsidiaries;

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(v)         Perform or oversee the due diligence process related to prospective Real Estate Assets;

(vi)        Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Board of Directors to evaluate the prospective investments;

(vii)       Obtain reports (which may be prepared by Asset Manager or its Affiliated Entities), where appropriate, concerning the value of prospective Real Estate Assets of NRF;

(viii)      Negotiate and execute approved transactions related to Real Estate Assets and other transactions. and

(ix)         Create or arrange for the creation of special purpose vehicles and make such investments in Real Estate Assets through such special purpose vehicles on behalf of NRF when necessary or advisable.

2.	Asset Management Services.

(i)          Investigate, select, and, on behalf of NRF, engage and conduct business with such persons as Asset Manager or its Affiliated Entities deem necessary to the proper performance of its obligations hereunder or under the Affiliated Agreements, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, trust companies, title companies, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all persons acting in any other capacity deemed by Asset Manager or its Affiliated Entities necessary or desirable for the performance of any of the foregoing services;

(ii)         Monitor applicable markets and obtain reports (which may be prepared by Asset Manager or its Affiliated Entities) where appropriate, concerning the value of the Real Estate Assets of NRF;

(iii)        Monitor and evaluate the performance of the Real Estate Assets of NRF provide daily management services to NRF and perform and supervise the various management and operational functions related to NRF’s Real Estate Assets;

(iv)        Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Real Estate Assets on an overall portfolio basis;

(v)         Engage and oversee the performance by the property managers of their duties, including collection and proper deposits of rental payments and payment of property costs and expenses and maintenance;

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(vi)        Conduct periodic on-site property visits to some or all (as Asset Manager or its Affiliated Entities deem reasonably necessary) of the Real Estate Assets to inspect the physical condition of the Real Estate Assets and to evaluate the performance of the property managers;

(vii)       Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each property manager and aggregate these property budgets into NRF’s overall budget;

(viii)      Coordinate and manage relationships between NRF and any joint venture partners; and

(ix)         Provide financial and operational planning services and investment portfolio management functions.

3.	Accounting and Other Administrative Services.

(i)          Manage and perform the various administrative functions necessary for the management of the day-to-day operations of NRF;

(ii)         From time-to-time, or at any time reasonably requested by the Board of Directors, make reports to the Board of Directors on Asset Manager’s performance of Services to NRF under the Agreement;

(iii)        Make reports to the Board of Directors, at least annually, of the Real Estate Assets that have been purchased by NRF;

(iv)        Coordinate with NRF’s independent auditors to prepare and deliver to NRF’s audit committee an annual report covering Asset Manager’s compliance with certain material aspects of this Agreement;

(v)         Provide or arrange for administrative services and items, legal and other services, office space, office furnishings and equipment, technology, insurance, human resources, payroll, benefits and other personnel and overhead items necessary and incidental to NRF’s business and operations;

(vi)        Provide financial and operational planning services and portfolio management functions;

(vii)       Maintain accounting data and any other information concerning the activities of NRF as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

(viii)      Maintain all appropriate books and records of NRF and its subsidiaries in accordance with U.S. GAAP;

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(ix)         Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(x)          Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of NRF;

(xi)         Provide NRF with all necessary cash management services for NRF, its subsidiaries and for their properties;

(xii)        Manage and coordinate with the transfer agent the distribution process and payments to stockholders;

(xiii)       Consult with the officers of NRF and the Board of Directors, and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xiv)      Provide the officers of NRF and, the Board of Directors, with timely updates related to the overall regulatory environment affecting NRF, as well as managing compliance with such matters;

(xv)       Consult with the officers of NRF and the Board of Directors relating to the corporate governance structure and appropriate policies and procedures related thereto;

(xvi)      Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow NRF to comply with applicable law, including the Sarbanes-Oxley Act of 2002; and

(xvii)     Prepare annual overall operating budgets for NRF, which shall be submitted to the Board of Directors for its approval.

4.	Stockholder Services.

(i)          Manage communications with stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii)         Establish systems to assist in providing stockholder support and services.

5.	Financing Services.

(i)          Identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii)         Negotiate terms, arrange and execute financing agreements;

(iii)        Manage relationships between NRF and its lenders; and

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(iv)        Monitor and oversee the service of NRF’s debt facilities and other borrowings.

6.	Disposition Services.

(i)          Consult with the Board of Directors and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and

(ii)         Structure and negotiate the terms and conditions of transactions pursuant to which Real Estate Assets may be sold.

7.	Offering Services.

(i)          Oversee the preparation and execution of public and private offerings of equity and debt, determination of the specific terms of the securities to be offered by NRF or its subsidiaries, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents;

(ii)         Identify and negotiate with underwriting firms;

(iii)        Coordinate the due diligence process relating to participating underwriting firms and their review of any registration statement and/or other offering and NRF documents;

(iv)        Coordinate the preparation of and approve investor reports and other materials contemplated to be used in the offerings;

(v)         Negotiate and coordinate with the transfer agent; and

(vi)        Perform all other services related to any offering, other than services that (a) are to be performed by the underwriters, (b) NRF elects to perform directly or (c) would require Asset Manager to register as a broker-dealer with the SEC, FINRA or any state.

8.	Property Management Services.

(i)          Manage, operate, lease and maintain all properties or hire third parties to do the same;

(ii)         Employ and/or oversee a sufficient number of capable personnel to enable it to properly manage, operate, lease and maintain the properties; and

(iii)        Prepare operating and capital budgets, marketing programs and leasing guidelines.

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EXHIBIT B

ALLOCATION OF INVESTMENT OPPORTUNITIES

Asset Manager will allocate each Investment Opportunity to one or more of the NSAM Managers, including Asset Manager, for acquisition or origination by one or more Managed Entities, including NRF, and/or to one or more Affiliated Entities, for which Asset Manager determines, in its sole discretion, the Investment Opportunity is most suitable. When determining the entity for which an Investment Opportunity would be the most suitable, the factors that Asset Manager may consider include, without limitation, the following:

(i)          investment objectives, strategy and criteria;

(ii)         cash requirements;

(iii)        effect of the investment on the diversification of the portfolio, including by geography, size of investment, type of investment and risk of investment;

(iv)        leverage policy and the availability of financing for the investment by each entity;

(v)         anticipated cash flow of the asset to be acquired;

(vi)        income tax effects of the purchase;

(vii)       the size of the investment;

(viii)      the amount of funds available;

(ix)         cost of capital;

(x)          risk return profiles;

(xi)         targeted distribution rates;

(xii)        anticipated future pipeline of suitable investments; and

(xiii)       the expected holding period of the investment and the remaining term of the Managed Entity, or itself, if applicable.

If, after consideration of the relevant factors, Asset Manager determines that an investment is equally suitable for multiple Managed Entities, including NRF, or Affiliated Entities, the investment will be allocated among the applicable NSAM Managers for acquisition or origination by one or more of the Managed Entities, including NRF, or Affiliated Entities, as applicable, on a rotating basis. If, after an investment has been allocated to NRF or any other Managed Entity or Affiliated Entity, a subsequent event or development, such as delays in structuring or closing on the investment, makes it, in the opinion of Asset Manager, more

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appropriate for a different entity to fund the investment, Asset Manager may determine to place the investment with the more appropriate Managed Entity or Affiliated Entity while still giving credit to the original allocation. In certain situations, Asset Manager may determine to allow more than one Managed Entity, including NRF, or Affiliated Entity, to co-invest in a particular investment. In discharging its duties under this allocation policy, Asset Manager endeavors to allocate Investment Opportunities among the Managed Entities and Affiliated Entities in a manner that is fair and equitable over time.

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